Exhibit 10(c)

PPL Corporation
Restricted Stock Unit Agreement
For Cash Incentive Premium Exchange Program

This Letter Agreement will confirm a grant to you of Restricted Stock Units ("Units") of PPL Corporation Common Stock under the PPL Incentive Compensation Plan or the PPL Incentive Compensation Plan for Key Employees (the "Plan"), as part of the PPL Cash Incentive Premium Exchange Program (the "Exchange Program").
1.  Grant of Units. The Company hereby grants to you Units representing a future delivery of a specified number of shares of common stock of the Company at a specified time, as shown on Exhibit A of this Agreement, under the terms and conditions set forth herein and the Plan. Units representing an original cash incentive award amount you have elected to defer is the "Deferral Amount," and the Units representing an additional 40% is the "Premium."
2.  Issuance of Stock. Upon the lapse of restrictions on your Units, PPL Corporation's Investor Relations specialists will implement a procedure to identify PPL Corporation common stock in the number of shares you are entitled to receive after the lapse of restrictions on your Units. Pursuant to Paragraph 5, the total number of shares will be reduced by that number of shares equal in value to your income tax withholding obligation. PPL Corporation uses a stock transfer agent to place common stock in your name. For issuance of common stock under the Incentive Compensation Plan for Key Employees, the transfer of common stock to pay income tax withholding may be delayed until after the first quarter dividend record date, in order to provide dividends on the shares to participants prior to the sale of the shares. However, for retirement, death or disability, or change in control (paragraphs 6, 7, and 9), there shall be no delay in the transfer of common stock. Depending upon market volatility, holidays, and whether the Company elects to use treasury shares, unissued shares, or purchase on the open market, there will be a delay between the date the restrictions on your Units lapse and the date shares are registered in your name. This time lapse will normally not exceed 15 days and will not in any event exceed 30 days. Your shares will be registered in your name and deposited into a PPL Dividend Reinvestment Program ("DRIP") account.
3.  Dividend Equivalents. With respect to each dividend or distribution paid or made on Common Stock to holders of record while you hold Units hereunder, you shall be paid a dollar equivalent as salary at approximately the same time such dividend or distribution on Common Stock is paid or made, but in no event later than March 15 of the year following the calendar year of the dividend or distribution on common stock.
4.  Applicability of the Plan. This Agreement and the Units granted hereunder are subject to all the terms and conditions of the Plan, which are hereby incorporated by reference, and may not be assigned or transferred, except by will or the laws of descent and distribution in the case of your death.
5.  Withholding Taxes. Upon the lapse of restrictions on your Units and receipt of shares pursuant to Paragraph 4 (the “Payment Event”), the Company will pay all applicable withholding taxes by withholding from the shares otherwise payable to you shares of common stock equivalent in value (calculated based on the stock price on the date of the Payment Event) to the dollar amount of withholding taxes for which you are obligated.
6.  Retirement. "Retirement" means termination of employment with the Company and your election for monthly retirement benefits to commence immediately under the PPL Retirement Plan, or, if you are not a participant in the PPL Retirement Plan, you elect or are eligible for immediate commencement of benefits under any other defined benefit pension plan, whether or not tax qualified (such as the PPL SERP). Upon retirement all restrictions on your Deferral Amount lapse, and the income tax withholding and issuance of stock set forth above will take place; provided that such issuance shall be delayed until six months after termination of employment if you are a “specified employee” for purposes of Code Section 409A, if such delay is necessary to avoid imposition of tax under Code Section 409A. If you retire before age 60, your Premiums are forfeited. If you retire at or after age 60, restrictions on your Premiums lapse on a pro rata basis, determined by multiplying the Premium by a fraction equal to months employed after grant of the Premium divided by 36, but not in excess of 100%.
7.  Death or Long-Term Disability. On your death or your receipt of benefits under the PPL Long Term Disability Plan for three months (by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months), restrictions on your Units shall lapse, on both the Deferral Amount and the Premium, except that the six-month delay otherwise applicable to "specified employees" under Code Section 409A shall not apply. Units shall be paid to your beneficiary in the event of your death.
8.  Termination of Employment. If your employment is terminated voluntarily, the restrictions on your Deferral Amount will lapse. If you are under age 60, or are over age 60 and do not elect immediate commencement of monthly retirement benefits under the PPL Retirement Plan (or other defined benefit pension plan if not a PPL Retirement Plan participant), your Premiums are forfeited. If you are terminated involuntarily for cause, your Deferral Amount restrictions will lapse but your Premiums are forfeited. If you are terminated involuntarily, but not for cause, your Deferral Amount restrictions will lapse, and restrictions on your Premiums lapse on a pro rata basis, determined by multiplying the Premium by a fraction equal to months employed after grant of the Premium divided by 36, but not in excess of 100%.
9.  Change in Control. In the event of a "change in ownership or effective control" of PPL Corporation, as defined in the Plan, restriction on all Units will immediately lapse and payment of stock shall occur in accordance with the provisions of Paragraph 2.
10.  Definitions; Conflict. Capitalized terms not otherwise defined shall have the meaning specified in the Plan. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.
11.  No Right to Continued Employment. The grant of Units shall not confer on you any right to be retained in the employ of the Company or a subsidiary, or to receive subsequent Units or other awards under the Plan. The right of the Company or any subsidiary to terminate your employment with it at any time or as otherwise provided by any agreement between the Company or any subsidiary and you is specifically reserved.
12.  Applicable Law. The validity, construction, interpretation, administration, and effect of the Plan, and of its rules and regulations, and rights relating to the Plan and to this Agreement, shall be governed by the substantive laws, but not the choice of law rules, of the Commonwealth of Pennsylvania.
13.  No Rights of a Shareholder. You shall not have any rights of a shareholder with respect to shares issuable hereunder except to the extent shares have been issued to you as a result of the lapse of restrictions on your Unit.
14.  Amendment. The terms of this Agreement may be amended from time to time by the Committee in its sole discretion in any manner it deems appropriate; provided that no such amendment shall, without your consent, diminish your rights under this Agreement.
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To confirm your acceptance of the foregoing, kindly sign and promptly return one copy of Exhibit A of this Letter Agreement to the Company.
Sincerely,
PPL Corporation

By:  /s/  William F. Hecht
William F. Hecht
Chairman & CEO

Exhibit A

RESTRICTED STOCK UNIT AGREEMENT

Restricted Stock Unit Award
Restricted Stock Units Granted To:  «First_Name» «Last_Name»  SSN: «SSN»

Plan:	Incentive Compensation Plan
Incentive Compensation Plan for Key Employees [Delete one]

Date of Award: ______________________

Date Restrictions on Restricted Stock Units lapse:______________________

Deferral Amount: _____________________

Premium: ____________________________

Signature of Employee:_____________________

Date:_____________________